Exhibit 10.8

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation

Directors of Kadant Inc. (the “company”) who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $50,000, payable in equal monthly installments.

•	An annual retainer for the non-executive chairman of the board of $50,000, payable in equal monthly installments.

•	An annual retainer for chairmen of the following committees: audit committee - $8,000; compensation committee - $4,000; nominating and corporate governance committee - $2,500.

•	Reimbursement of out-of pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

Restricted Stock Units

Each of our non-employee directors also receives an annual award of 5,000 restricted stock units (“RSUs”), deliverable in shares of common stock upon vesting.  The RSUs vest in installments of 1,250 shares each on the last day of each of the company’s fiscal quarters during the year. In addition, each of the non-employee directors also receives an award of 10,000 RSUs that vests only in the event that a change-in-control of our company occurs prior to the last day of the first quarter of the 2015 fiscal year.  Any awards, to the extent not previously vested, are forfeited if the recipient is no longer a member of our board of directors on the vesting dates for any reason other than a change-in-control of the company. The vesting of all awards accelerates in the event of a change-in-control of the company.  All awards are made under the company’s shareholder-approved equity incentive plans. The terms and conditions governing these awards are stated in the form of restricted stock unit award agreement for non-employee directors filed as exhibits to the company’s annual report on Form 10-K.

Stock Ownership Guidelines

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of the company’s common stock equivalent in value to three times their annual cash retainer. Compliance with the guidelines is measured annually following the close of the fiscal year, and directors have five years from the later of adoption of our stock ownership guidelines or their appointment as a director to attain compliance.